Exhibit 99.2

Phone:	(212) 885-5544
Fax:	(212) 885-5001
Email:	EAdams@BlankRome.com

January 26, 2009

VIA TELECOPY TO (405) 752-8852

AND OVERNIGHT COURIER

Mr. Donald E. Smith

President and Chief Executive Officer

73114 Investments, L.L.C.

13401 Railway Drive

Oklahoma City, Oklahoma 73114

Re:	Your Section 220 Demand for Books and Records

Dear Mr. Smith:

This firm represents The Providence Service Corporation (the “Company”). As such, we have been requested to respond to the demand letter dated January 21, 2009 (the “Demand Letter”) that you sent to the attention of the Corporate Secretary of the Company on behalf of 73114 Investments, L.L.C. and its controlling shareholder, Avalon Correctional Services, Inc. (collectively, the “Avalon Group”), requesting that various books and records of the Company, as more fully specified in the Demand Letter (collectively, the “Books and Records”), be made available for inspection and copying pursuant to Section 220 (“Section 220”) of the Delaware General Corporation Law, as amended (the “DGCL”).

Please be advised that, for the reasons set forth herein, the Company hereby declines to comply with the demands made in the Demand Letter. The Company believes that the demands made in the Demand Letter for access to its confidential books and records are extraordinarily overbroad, patently inappropriate, unduly burdensome and devoid of a proper purpose, and, as such, represent an egregious abuse of the Section 220 demand process. Furthermore, the Company believes that the Avalon Group is attempting to use the Section 220 demand process as part of a campaign to harass, intimidate and bully the Company and its Board members into acquiescing to the various other “demands” you have made of the Company, including a request for multiple Board seats and a request that the Company engage in a transaction with the Avalon Group that contemplates, in effect, that the Company directly transfer a significant and unjustifiable amount of shareholder value from all of its other shareholders to the Avalon Group.

Mr. Donald E. Smith

73114 Investments, L.L.C.

January 26, 2009

As you know, the Company’s Board of Directors, in the exercise of its fiduciary duties, determined that such a transaction would be contrary to the best interests of the Company’s other shareholders and, accordingly, rejected it. As you further know from the meeting that you and other representatives of the Avalon Group had with the Company’s Chief Executive Officer, Fletcher McCusker, at the Company’s offices in Tucson, Arizona on November 22, 2008, the Company has gone out of its way in attempting to constructively engage with you and your colleagues. While the Company remains open to having future discussions with you as long as they are constructive and remains interested in listening to and considering any suggestions that you may have for the enhancement of value for ALL of the Company’s shareholders, the Company’s Board of Directors will not be intimidated, bullied or distracted from its focus on acting in the best interests of, and building shareholder value for, ALL of the Company’s shareholders by the threats and intimidation tactics of one shareholder.

It is clear to the Company that the primary purpose of the Demand Letter is something other than to obtain the requested information or to exercise any of your legitimate rights as a shareholder. While you recite a litany of purposes in the Demand Letter to justify the extraordinarily overbroad, patently inappropriate and unduly burdensome requests contained therein, the Company believes that such stated purposes are completely pre-textual and that, more likely, the Avalon Group’s purpose is to find a legal mechanism for it to publicly broadcast otherwise confidential information in the context of its contemplated proxy contest against the Company.

In the Demand Letter, you include, in the litany of purposes stated to justify the demands made therein, the need to conduct various “investigations” into the Company’s corporate affairs. However, you offer no evidence whatsoever that establishes a credible basis to suggest that there are any legitimate issues of mismanagement or wrongdoing to investigate. As your outside counsel is well aware, the law in the State of Delaware is that a shareholder must show by a preponderance of the evidence that there is a credible basis for believing that there are legitimate issues of wrongdoing to investigate before such issues can form the basis of a “proper purpose.” The mere statement of a purpose to investigate possible general mismanagement, without more, is not sufficient to entitle a shareholder to broad Section 220 inspection rights. The demand and inspection right provided by Section 220 is not a license to engage in an indiscriminate fishing expedition like the one you have embarked on with the Demand Letter. We call your attention to, among other cases, the recent decision by the Supreme Court of the State of Delaware in Seinfeld v. Verizon Communications, Inc., 909 A.2d 117 (Del. 2006).

The Company is very confident that, at the appropriate time and in the appropriate forum, given the facts and the confluence of events that surround the Avalon Group’s extraordinarily overbroad, patently inappropriate and unduly burdensome Section 220 demands and the manner in which they have been pursued, including the decision by the Avalon Group to publish the Demand Letter as an exhibit to a Schedule 13D Amendment so as to use the Demand Letter as a rhetorical platform, the Demand Letter will be seen as being driven by ulterior motives and for improper purposes that have little to do with the exercise by a shareholder of its statutory rights.

Mr. Donald E. Smith

73114 Investments, L.L.C.

January 26, 2009

Please take note that the potential for shareholders to abuse the Section 220 process and engage in indiscriminate fishing expeditions, as the Company believes you have clearly done in submitting the Demand Letter, has not gone unnoticed by the Delaware Chancery Court which has indicated in recent cases that the potential for abuse is very much alive when the Section 220 demand is made in the contest of an impending or ongoing proxy contest. We call you attention to, among other recent cases, the holding of the Delaware Chancery Court in Highland Select Equity Fund, L.P. v. Motient Corporation (C.A. No. 2092-N, July 6, 2006).

Please also be advised that this letter responds only to the Demand Letter. The Company has also received your other letter dated January 21, 2009 requesting that a shareholder list and certain other records relating to the ownership of the Company’s capital stock be made available pursuant to Section 220 for inspection and copying. As you saw fit to bifurcate your requests into two separate letters, we will likewise respond separately to your other letter.

* * * * * *

If have any questions regarding any of the above or wish to discuss this matter further, please feel free to contact me at (212) 885-5544 or by e-mail at EAdams@Blankrome.com. In my absence you can also contact my colleague, Keith E. Gottfried, at (202) 772-5887 or by email at Gottfried@Blankrome.com. You may fax both of us at (212) 885-5001.

Sincerely,

/s/ ELISE M. ADAMS
Elise M. Adams

cc:	Lisa A. Schmidt, Esq. (Richards, Layton & Finger, P.A.)
Eric S. Gray, Esq. (Avalon Correctional Services, Inc.)
Fred Furman, Esq., (The Providence Service Corporation)